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                                 CURRENT NOTE                      Exhibit 4.1b



$3,000,000.00                                                           , 1996
                                                        -----------------



         On April __, 1998, for value received, HEI, Inc. (the "Borrower") promises to pay to the order of Norwest Bank Minnesota, National Association (the "Bank") at its office in Wayzata, Minnesota or at any other place designated at any time by the holder hereof, in lawful money of the United States of America, the principal sum of Three Million and no/100 Dollars ($3,000,000.00), or so much thereof as is disbursed and remains outstanding thereunder on the due date hereof, as shown by the Bank's liability record, together with interest (calculated on the basis of actual days elapsed in a 360 day year) on the unpaid balance hereof from the date hereof until this Note is fully paid, at one of the following rates:

         (a) Base Rate Option: A variable rate of interest equal to the Base Rate in effect from time to time. The interest rate under this option shall change as and when the Base Rate changes.

         (b)  LIBOR Rate Option:  The "LIBOR Rate" PLUS two percent (2.0%).
              The "LIBOR Rate" means the rate per annum (rounded up, if necessary, to the nearest one-sixteenth of one percent) equal to the offered quotation to the Bank in the London interbank Eurodollar market for United States dollar deposits for delivery on the date specified by the Borrower, in the approximate amount of the loan and for the period specified by the Borrower (which period must be 30, 60, or 90 days), determined as of approximately 11:00 A.M., London time, two business days prior to the delivery date. If the Borrower selects this LIBOR Rate Option, it must notify the Bank at least two business days prior to the date on which it wishes to receive the loan proceeds. Unless the Borrower shall otherwise notify the Bank at least two business days prior to the end of an Interest Period, each advance bearing interest at the LIBOR Rate shall continue to bear interest at the Base Rate. The LIBOR Rate Option may only be selected for minimum principal amounts of $100,000 or multiples thereof.

         As used herein, "Base Rate" means the rate of interest established by the Bank from time to time as its "base" or "prime" rate.

         Interest shall by payable monthly, commencing April 30, 1996 and continuing on the same day of each succeeding month and also at maturity.

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    The Borrower may at any time prepay the Current Note in whole or in part without premium or penalty; except that any prepayment of amounts based on the LIBOR Rate where such prepayment is made on a day other than the final day of an Interest Period shall require a prepayment penalty in an amount equal to the difference between the amount of interest that would have been payable for the remainder of the Interest Period at the rate then in effect and the yield on a hypothetical U.S. Treasury Security that could be purchased on the date of prepayment and maturing on the last day of the Interest Period.

    If interest hereon is not paid when due, or if any other indebtedness of the undersigned to the Bank is not paid when due, or if a garnishment summons or a writ of attachment is issued against or served upon the Bank for the attachment of any property of the undersigned in the Bank's possession or any indebtedness owing to the undersigned, of if the holder hereof shall at any time in good faith believe that the prospect of due and punctual payment of this Note is impaired, then, in any such event, the holder hereof may, at its option, declare this Note to be immediately due and payable and thereupon this Note shall be immediately due and payable, together with all unpaid interest accrued hereon, without notice or demand; provided, however, that if this Note is payable on demand, nothing herein contained shall preclude or limit the holder hereof from demanding payment of this Note at any time and for any reason, without notice. If this Note is not paid when due (whether at maturity or upon acceleration or demand), the Bank shall also have the right to set off the indebtedness evidenced by this Note against any indebtedness of Bank to the undersigned. This Note shall also become automatically due and payable (including unpaid interest accrued thereon) without notice or demand should a petition be filed by or against the undersigned under the United States Bankruptcy Code.

    Unless prohibited by law, the undersigned agree(s) to pay all costs of collection, including reasonable attorneys' fees and legal expenses, incurred by the holder hereof in the event this Note is not duly paid. The holder hereof may at any time renew this Note or extend its maturity date for any period and release any security for, or any party to, this Note, all without notice to or consent of and without releasing any accommodation maker, endorser or guarantor from liability on this Note. Presentment or other demand for payment, notice of dishonor and protest are hereby waived by the undersigned and each endorser and guarantor. This Note shall be governed by the substantive laws of the State named as part of the Bank's address above.

    This Note is issued pursuant to a Credit Agreement dated April ____, 1996, between the Borrower and the Bank and is subject to the terms and conditions thereof.


HEI, Inc.

By:                                By:
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Its:                               Its:
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